UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2009

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800
Seattle, WA 98101-1693
(Address of principal executive offices, including zip code)

(800) 973.6223
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensating Arrangements of Certain Officers

   On April 29, 2009, as part of an internal reorganization, the Federal Home Loan Bank of Seattle (the "Seattle Bank") announced that John P. McMurray will join the Seattle Bank as senior vice president, chief risk officer effective May 1, 2009. Mr. McMurray has been performing contract services for the Seattle Bank since December 2008. Mr. McMurray formerly served as chief enterprise risk officer for Washington Mutual Bank, F.S.B., a division of JPMorgan Chase NA. He joined Washington Mutual Bank as chief credit officer in late 2007 to lead the reconstruction of the company's credit risk strategies and was promoted to chief enterprise risk officer in early 2008.

The Seattle Bank's current senior vice president, chief risk officer, Steven R. Horton, will assume the role of chief operating officer effective May 1, 2009. Mr. Horton served as senior vice president, chief risk officer since July 2005. From November 2004 until July 2005, Mr. Horton served as senior vice president, interim chief financial officer, and, from 2003 until November 2004, as senior vice president, chief credit officer of the Seattle Bank.

Further, the position of chief business officer will be eliminated. The Seattle Bank intends to enter into a separation and release arrangement with its current chief business officer, John W. Blizzard. This arrangement has not been finally determined, but will be described in a subsequent filing when it is finalized.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Member News dated April 29, 2009, issued by the Federal Home Loan Bank of Seattle.

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: April 29, 2009	By: /s/ Richard M. Riccobono _ _
Richard M. Riccobono President and Chief Executive Officer

Exhibit Index

Exhibit No. Description
    Member News dated April 29, 2009, issued by the Federal Home Loan Bank of Seattle.